Exhibit 10.12

Mitel Networks 1146 North Alma School Road Mesa, AZ 85201 Phone 480 961 9000 Fax 480 961 1370

March 5, 2013

Joe Vitalone

4223 Saint Andrews Blvd

Irving, TX 75038

Dear Joe,

Mitel (the “Company”) is pleased to offer you full-time employment with a start date of Monday April 1, 2013. Your position with us will be Executive Vice President, North America Sales reporting directly to Rich McBee, CEO. You will be based out of our Mitel office located in Frisco, Texas.

The terms of your offer are outlined below.

COMPENSATION

Your initial annual base pay will be $320,000.00 which is paid bi-weekly in arrears. In addition you will receive an $8000.00 car allowance. In addition to your base pay, you will be eligible for an annualized target incentive opportunity of $160,000.00 for a Total Target Compensation of $480,000.00 USD. Details of the incentive compensation plan will be provided to you following your start date. This position is classified as exempt.

Mitel will provide you with a 100% non-recoverable draw of $13,333.33 for the month of April 2013 (prorated from your start date). Draws and commissions are paid one month in arrears, on the 25th of each month. Further details will be provided in your compensation plan.

In addition, a signing bonus of $10,000.00 (gross, less applicable deductions) will be paid to you on your first pay check.

STOCK OPTIONS

The Company will be recommending to the Compensation Committee of the Board of Directors that an option for 100,000 common shares be granted to you. You will be required to sign a non-solicitation/non-compete agreement to receive the options. The option will be effective on the date of approval of the Compensation Committee and the share price will be determined in accordance with a FMV formula set out in the terms of the 2006 Plan. Should you leave Mitel the options would cease vesting and be exercisable for ninety (90) days post termination. A copy of this Plan will be provided to you upon approval of the option. This option will exist while you are an Employee at Mitel Networks Corporation and will be subject to all other items in the plan including exercise period and method of payment.

Joe Vitalone – cont’d

March 5, 2013

DRUG FREE WORKPLACE

The Company’s standard hiring practices include drug testing, background checks and participation in E-Verify program of all applicants who have been offered a position. All such applicants must meet the Company’s hiring criteria as determined in its sole discretion. Attached is a Drug Screen Consent and Release Form and a Disclosure and Release of Information Authorization form which you must sign and return with this offer letter. Please understand that this employment offer is contingent upon the results of the drug test, background check and E-Verify.

BENEFITS

A benefit summary has been included with this offer. Further information will be provided to you during your orientation with the Company.

Your vacation will accrue at a rate of 5.77 hours per pay period which equates to 160 hours per year. Mitel’s vacation year follows the Company’s fiscal year. Employees have the ability to ‘borrow’ vacation time against future accruals. Any vacation time not taken by the end of the vacation year in which it is accrued will be forfeited. Full details of the vacation policy can be found in the Policies @ Work document which is available on our internal intranet site.

TERMINATION OF EMPLOYMENT

Should Mitel dismiss you for reason other than for cause, termination pay will equal fifty-two (52) weeks salary and bonus compensation (paid over a 12-month period), plus continuation of health, dental and vision benefits for the same period.

Cause” shall mean gross misconduct or substantial negligence in performing your duties, the commission of an act of theft, dishonesty, embezzlement or vandalism against the Corporation or conviction for a criminal offence for which you are sentenced by a court of competent jurisdiction or incarceration. If your employment is terminated for cause, you shall continue to accrue and receive salary and benefits through to the date of termination and no more.

COMPANY POLICIES

During your employment with the Company you are required to follow the Company’s policies and guidelines as communicated to you. The current HR Policy & Program Guide and other Company policies are available to you through our internal Intranet site.

Your employment with the Company is at the mutual consent of both parties. This letter is not to be considered an employment contract or guarantee of employment for any specific period. If you accept our offer, your employment will be “at will,” which means that either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. No one, other than the CEO of Mitel, has the authority to modify the at-will employment relationship.

Joe Vitalone – cont’d

March 5, 2013

On your first day of employment, Federal law requires you to provide us with documentation that shows your eligibility to work in the United States. This offer is contingent upon verification of such documentation. As well, the Company reserves the right to rescind this offer or to terminate an accepted offer if any misrepresentation has been made, if a significant fact has not been disclosed to us or other circumstances arise that justify rescinding the offer. If you require further clarification, please contact the Human Resources department.

The Company reserves the right to change, without notice, any of the above terms and conditions of employment.

This offer is valid unti1 5:00 P.M. EST, March 7, 2013. To indicate your acceptance of our offer of employment, please sign the bottom of this letter and return with the completed attachments to:

FAX 613-592-0487     Attention: Human Resources, Mitel Networks, 350 Legget Drive, Kanata, Ont K2K 2W7

You must complete your drug test within 2 business days of accepting this position. Details for this drug test will be emailed upon your acceptance of this offer of employment.

We look forward to welcoming you to our team as you pursue your career with us. If you have any questions about this letter or the enclosed materials, please feel free to contact me at 469-574-8131.

Yours sincerely,

/s/ David Loeser

David Loeser

EVP, Human Resources

Attachments:

Disclosure and Release of Information Authorization Form

Mitel Employment Application

Benefits Summary

Employee Proprietary Information Agreement

I, Joe Vitalone, have read the above and accept the position based on the terms and conditions and attachments in this letter. I further understand that my employment is at-will and I am acknowledging that I do not have any restrictions on my right to leave my present employer and join the Company.

/s/ Joe Vitalone	3/7/13
Accepted	Date